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                               TMP WORLDWIDE INC.

                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                              THREE MONTHS           SIX MONTHS
                                                                             ENDED JUNE 30,        ENDED JUNE 30,
                                                                          --------------------  --------------------
                                                                            1997       1996       1997       1996
                                                                          ---------  ---------  ---------  ---------
Net income..............................................................  $   1,908  $     295  $   3,418  $     229
Preferred stock dividend and redemption premium.........................     --            (53)      (123)      (105)
Net Income applicable to common and Class B common stockholders.........  $   1,908        242      3,295        124
Weighted average number of common, Class B common and common equivalent shares outstanding (including effect of options granted within one
  year of the offering).................................................     24,087     19,617     24,037     19,638
                                                                          ---------  ---------  ---------  ---------
Primary and fully diluted net income per common and Class B common
  share.................................................................  $     .08  $     .01  $     .14  $     .01
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
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